UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 17, 2003

SNB BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation)	000-23261 (Commission File No.)	58-2107916 (IRS Employer I.D. No.)

4219 Forsyth Road, Macon, Georgia 31210

(Address of principal executive offices)

(478) 722-6200

Registrant's Telephone Number, including area code

Not applicable

(Former name or former address, if changed since last report)

__________________________________________________________________

ITEM 9. Regulation FD Disclosure (Item 12)

The following information is being provided under new Item 12. On April 16, 2003, SNB Bancshares, Inc. issued a press release to announce its earnings for the First Quarter of 2003. A copy of the press release is filed as exhibit 99.1 attached hereto and incorporated herein by reference.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SNB BANCSHARES, INC.

Date: April 17, 2003

By: /s/ H. Averett Walker

H. Averett Walker

President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number Description

99.1 Press Release distributed April 16, 2003

SNB Bancshares, Inc. Announces 15% Increase in First Quarter Earnings Per Share

Macon, GA., April 16, 2003 / PR Newswire/ -- SNB Bancshares, Inc. ("SNB" and the "Company") (NASDAQ:SNBJ) today announced an 18% increase in net income and 15% growth in diluted earnings per share over the same period one year ago. Net income for the quarter was $1,569,000 versus $1,329,000 for the first quarter of 2002. Diluted earnings per share were $0.45 versus $0.39 for the year-ago period.

The Company's annualized returns on average assets and equity for the first quarter were 1.14% and 15.56%, respectively, versus 1.08% and 15.03%, respectively, for the same quarter in 2002.

Rett Walker, SNB Bancshares, Inc. President and CEO stated, "We are very pleased with our first quarter results and the good start to the year. We are particularly pleased with our results in light of a tough earnings environment for the industry and several significant new expenses we didn't have a year ago - a new core processing system, a new corporate headquarters, trust preferred expense and the expenses associated with opening new locations in Macon and Brunswick, Georgia."

Loans, excluding loans held for resale, were $455.9 million at March 31, 2003, up from $384.6 million at March 31, 2002, an increase of 18.6%. Total deposits were $434.9 million at March 31, 2003, an increase of 13.0% over the year-ago level of $384.8 million. Total assets increased to $567.5 million at March 31, 2003, up from $481.0 million at March 31, 2002, an increase of 18%.

Over year-ago levels, stockholders' equity increased $5.7 million to $41.6 million, an increase of 16%. Book value increased 14.5% to $12.13 and tangible book value per share increased 9.6% to $10.99.

Net Interest Income

Net interest income for the first quarter of 2003 was $5.6 million, an increase of 14.5% over the first quarter of 2002. The net interest margin on a fully tax-equivalent basis was 4.34% for the quarter ended March 31, 2003, versus 4.26% for the comparable period one year ago and 4.32% for the fourth quarter of 2002. The Company's net interest margin has remained relatively stable over the last five quarters, ranging from a low of 4.26% to a high of 4.55%. Walker noted, "We are pleased that we have maintained our margins despite the downward pressure in margins in the industry as a whole."

Noninterest Income and Expense

Noninterest income for the first quarter of 2003 was $4.0 million versus $3.1 million for the first quarter of 2002, an increase of 26.4%. Service charge income was $1.0 million, up 40.2% from the first quarter of 2003 and mortgage revenues were $2.6 million, up 29% over year-ago levels. The first quarter of 2002 included a $134,000 ($84,000 after-tax) gain on the sale of investment securities.

Noninterest expense for the quarter ended March 31, 2003 was $7.4 million, an increase of 23% over the first quarter 2002's level of $6.0 million. Excluding increases in commission expenses related to mortgage revenues, noninterest expense was up 17% over the first quarter of 2002. In addition to the growth in mortgage-related commission expenses, other expense growth was primarily related to salary and benefit increases and expenses related to the Company's new core processing system and corporate headquarters. The Company's efficiency ratio was 68.6% for the first quarter of 2003, versus 67.3% for the first quarter of 2002.

Asset Quality

Total nonperforming assets (nonaccrual, repossessed assets and other real estate owned) remained at 1.23% of total assets when compared to the year-ago period. Net charge-offs to average loans were 0.14% for the first quarter of 2003 versus 0.18% for the first quarter of 2002. The allowance for loan losses as a percentage of loans, excluding loans held for resale, was 1.27% at March 31, 2003 versus 1.16% at March 31, 2002. The allowance for loan losses was $5.8 million at March 31, 2003, up from $4.5 million at March 31, 2002. The allowance increase was primarily attributable to growth in the Company's loan portfolio, as well as the Company's cautious outlook about economic conditions.

Other Information

The Company is reaffirming its guidance for 2003 diluted earnings in the range of $1.66 to $1.70. Based on 2002 diluted earnings per share of $1.52, this range would equate to 9% to 12% earnings per share growth for 2003.

The Company announced today that it has received all regulatory approvals for the acquisition of the Bank of Gray in Gray, Georgia. Under the terms of the merger agreement, the Bank of Gray shareholders will receive $15 million in cash plus 1,571,000 shares of the Company's stock. The merger is subject to approval by the shareholders of the Bank of Gray and SNB Bancshares, Inc. The vote on the merger will be held at the Company's annual meeting on May 29, 2003. Assuming shareholder approval, the transaction is scheduled to close on May 30, 2003.

About SNB Bancshares, Inc.

SNB Bancshares, Inc. is a multi-bank holding company whose wholly owned subsidiaries include Security Bank of Bibb County, Macon, Georgia, and Security Bank of Houston County in Perry and Warner Robins, Georgia. Fairfield Financial Services, Inc. is a wholly owned subsidiary of Security Bank of Bibb County. SNB Bancshares, Inc. has 11 banking offices in the Middle Georgia market, one banking office in Brunswick, plus mortgage lending departments in Macon, Warner Robins, Rincon, Richmond Hill, St. Simons, Fayetteville, and Columbus. The two banks are active in retail banking, small business, consumer, and commercial lending, while the mortgage subsidiary makes home loans to individuals and construction and development loans to the real estate industry.

The Company's Board of Directors has voted to change the name of SNB Bancshares, Inc. to Security Bank Corporation. The name change is subject to stockholder approval at the Company's 2003 annual meeting. The Company also plans to change its stock symbol to "SBKC" if the Company's stockholders approve the name change.

Safe Harbor

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to SNB Bancshares, Inc.'s filings with the Securities and Exchange Commission for a summary of important factors that could affect SNB Bancshares, Inc.'s forward-looking statements. SNB Bancshares, Inc. undertakes no obligation to revise these statements following the date of this press release.

For more information, contact Rett Walker, President and CEO at 478-722-6220, Richard Collinsworth, Executive Vice President at 478-722-6216 or Jim McLemore, Chief Financial Officer at 478-722-6243.

SNB Bancshares, Inc.
Selected Consolidated Financial Data
(Dollars in Thousands, except Per Share Amounts)
Unaudited

	Quarters Ended
	March 31,
	2003	2002	% Change

EARNINGS SUMMARY:
Net interest income (FTE)	$ 5,595	$ 4,884	14.5%
Provision for Loan Losses	489	540	-9.4%
Noninterest Income	3,954	3,129	26.4%
Noninterest Expense	6,553	5,396	21.4%
Provision for Income Taxes	887	699	26.9%
Net Income	1,569	1,329	18.1%

PER COMMON SHARE:
Basic earnings	$ 0.46	$ 0.39	17.9%
Diluted earnings	0.45	0.39	15.4%
Cash dividends declared	0.10	0.08	25.0%
Book value	12.13	10.59	14.5%
Tangible book value	10.99	10.03	9.6%

KEY PERFORMANCE RATIOS (a):
Return on average equity	15.56%	15.03%
Return on average assets	1.14%	1.08%
Efficiency ratio	68.62%	67.34%
Net interest margin (FTE)	4.34%	4.26%
Net charge-offs to average loans	0.14%	0.18%

BALANCE SHEET SUMMARY - END OF PERIOD
Investment securities	$ 38,158	$ 42,720	-10.7%
Loans Held for Resale	33,749	11,610	190.7%
Loans, gross	455,908	384,566	18.6%
Allowance for loan losses	(5,812)	(4,471)	30.0%
Total assets	567,514	481,020	18.0%
Deposits	434,909	384,767	13.0%
Other borrowed money	76,623	47,300	62.0%
Stockholders' equity	41,604	35,869	16.0%

ASSET QUALITY - END OF PERIOD
Nonaccrual loans	$ 4,986	$ 2,981	67.3%
Foreclosed loans	112	22	409.1%
Other real estate owned	1,886	2,932	-35.7%
Total nonperforming assets (NPA's)	6,984	5,935	17.7%
NPA's/Total Assets	1.23%	1.23%	0.0%
Allowance for loan losses/NPA's	83.22%	75.33%	10.5%
Allowance for loan losses/loans	1.27%	1.16%	9.7%

(a) Annualized based on number of days in the period, except efficiency ratio

SNB Bancshares, Inc.
Average Balance Sheet and Net interest Income Analysis
(Dollars in Thousands)
Unaudited

	Quarter Ended
	March 31, 2003
	Average	Income/	Yield/
	Balance	Expense	Rate
ASSETS
Earning assets:
Interest-bearing deposits and fed funds sold	$ 3,981	$ 12	1.24%
Investment securities	40,821	506	4.95%
Loans Held for Resale	28,732	409	5.69%
Loans	442,223	7,458	6.75%
Total earning assets	515,757	8,385	6.50%
Non-earning assets	37,085
Total assets	$ 552,842

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Savings and interest-bearing transaction	$ 103,966	$ 232	0.89%
Time deposits - $100,000 or more	75,028	557	2.97%
Other time deposits	174,606	1,312	3.01%
Other borrowings	90,638	690	3.05%
Total interest-bearing liabilities	444,238	2,790	2.51%
Noninterest-bearing liabilities:
Noninterest bearing deposits	64,878
Other noninterest-bearing liabilities	3,390
Total liabilities	$ 512,506
Stockholders' Equity	40,336
Total liabilities and stockholders' equity	$ 552,842

Interest rate spread			3.99%

Net interest income		$ 5,595

Net interest margin (FTE)		4.34%

SNB Bancshares, Inc.
Quarterly Financial Data
(Dollars in Thousands)
Unaudited

	2003	2002
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
EARNINGS SUMMARY:
Net interest income (FTE)	$ 5,595	$ 5,567	$ 5,462	$ 5,107	$ 4,884
Loan loss provision	(489)	(1,151)	(402)	(510)	(540)
Noninterest income	3,954	3,608	3,534	2,890	3,129
Noninterest expense	6,553	6,504	5,903	5,234	5,396
Pretax income	2,507	1,520	2,691	2,253	2,077
Provision for income taxes	887	554	979	834	699
Net income	1,569	911	1,657	1,369	1,329

NONINTEREST INCOME DETAIL:
Deposit service charges	$ 1,006	$ 1,013	$ 894	$ 781	$ 718
Mortgage origination/SRP fees	2,670	2,318	2,344	1,571	2,054
Other noninterest income	278	277	296	538	357
Total noninterest income	3,954	3,608	3,534	2,890	3,129

NONINTEREST EXPENSE DETAIL:
Salaries and employee benefits	$ 4,063	$ 3,739	$ 3,446	$ 3,194	$ 3,225
Occupancy and equipment	680	669	692	597	598
Losses on OREO	44	295	225	56	93
Other noninterest expense	1,766	1,801	1,540	1,387	1,480
Total noninterest expense	6,553	6,504	5,903	5,234	5,396
	-	-	-	-	-

SELECTED RATIOS:
Net interest margin - FTE (a)	4.34%	4.32%	4.55%	4.41%	4.26%
Efficiency Ratio	68.62%	70.89%	65.62%	65.45%	67.34%
Nonperforming assets/total assets	1.23%	1.09%	1.18%	1.11%	1.23%
Net charge-offs to average loans (a)	0.14%	0.58%	0.30%	0.12%	0.18%

(a) Annualized based on number of days in the period

	2001
	Fourth	Third	Second
	Quarter	Quarter	Quarter
EARNINGS SUMMARY:
Net interest income (FTE)	$ 4,766	$ 4,442	$ 4,168
Loan loss provision	(626)	(442)	(415)
Noninterest income	3,656	2,826	2,497
Noninterest expense	5,799	4,936	4,544
Pretax income	1,997	1,890	1,706
Provision for income taxes	762	633	604
Net income	1,184	1,208	1,053

NONINTEREST INCOME DETAIL:
Deposit service charges	$ 821	$ 659	$ 575
Mortgage origination/SRP fees	2,466	1,795	1,544
Other noninterest income	369	372	378
Total noninterest income	3,656	2,826	2,497
	-	-	-
NONINTEREST EXPENSE DETAIL:
Salaries and employee benefits	$ 3,511	$ 3,040	$ 2,684
Occupancy and equipment	657	643	576
Losses on OREO	191	25	3
Other noninterest expense	1,440	1,228	1,281
Total noninterest expense	5,799	4,936	4,544
	-	-	-

SELECTED RATIOS:
Net interest margin - FTE (a)	4.34%	4.35%	4.15%
Efficiency Ratio	68.86%	67.91%	68.18%
Nonperforming assets/total assets	1.17%	0.85%	1.03%
Net charge-offs to average loans (a)	0.29%	0.31%	0.14%

(a) Annualized based on number of days in the period